Exhibit 10.3

Execution Copy

SERVICING AGREEMENT

This SERVICING AGREEMENT, dated and effective as of March 29, 2019 (this “Agreement”), is by and among ARES AGENT SERVICES, L.P., a Delaware limited partnership, as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement defined below, NF FUNDING I, LLC, a Delaware limited liability company (“Borrower” or the “Owner”), and NICHOLAS FINANCIAL, INC., a Florida corporation (“Nicholas Financial”), as servicer (“Servicer”).

WHEREAS, Borrower has entered into that certain Credit Agreement, dated as of the date hereof, with Administrative Agent and Collateral Agent and the lenders party thereto (the “Credit Agreement”);

WHEREAS, pursuant to that certain Receivables Purchase Agreement, dated as of the date hereof (“Receivables Purchase Agreement”), by and between Owner and Nicholas Financial, as seller, Owner may purchase from time to time certain Receivables as contemplated by the Credit Agreement;

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders as set forth in the Credit Agreement, the Borrower has pledged certain Receivables to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and between the Borrower and the Collateral Agent; and

WHEREAS, Servicer, Administrative Agent, and Owner have agreed to enter into this Agreement in order to facilitate the servicing by Servicer of the Receivables purchased and owned by Owner.

NOW THEREFORE, in consideration of the mutual agreements herein contained and of other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. The capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Credit Agreement. In addition, whenever used in this Agreement, the following words or phrases, unless the context otherwise requires shall have the following meanings specified in this Section:

a.

“Accepted Servicing Practices”: Those practices which are generally accepted industry standard for like receivables that are consistent with the practices and procedures followed by reasonable, prudent and comparable institutional managers of national standing with respect to assets of the nature and character of the Receivables, including the management, performance and enforcement of the terms of the Contracts, or the Dealer Agreements, as applicable, relating to the Receivables and the enforcement of any and all obligations of Obligors and Dealers under such agreements; provided, that, to the extent more exacting, Servicer shall employ such standard as Servicer exercises with respect to all comparable motor vehicle-related consumer receivables that it services for itself or others.

b.

“Affiliate(s)”: With respect to any person, any other person directly or indirectly controlling (including any member of senior management of such person), controlled by, or under common control with, such person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power (a) to vote 20% or more of the securities having ordinary voting power for the election of directors of such person or (b) to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or other beneficial interests or by contract or otherwise.

c.

“Agreement”: This Servicing Agreement and all exhibits hereto, amendments hereof and supplements hereto, as the same may be from time to time, amended, modified, restated or supplemented in accordance herewith.

d.

“Applicable Laws”: All existing and future federal, state and local laws, statutes, regulations, orders and licenses applicable to a Party or relating to or affecting any aspect of the transactions contemplated by this Agreement, including, but not limited to all requirements of any Governmental Authority having jurisdiction over a Party, the Fair Debt Collections Practices Act (“FDCPA”), Fair Credit Reporting Act (“FCRA”), Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. 227 and all laws, statutes, regulations and orders relating to the provision of consumer financial products and services (including, without limitation, regulations adopted by the CFPB to prevent unfair, deceptive or abusive acts or practices pursuant to the Dodd–Frank Wall Street Reform and Consumer Protection Act), as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the Term of this Agreement.

e.

“Applicable Requirements”: With reference to the Receivables, all of the following: (a) all related obligations of Servicer, including without limitation those contractual obligations of Servicer contained in this Agreement, the Dealer Agreement, any Contract, any Receivable or in any other documents relating to the Receivables for which Servicer is responsible; (b) all Applicable Law; (c) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions; and (d) the Accepted Servicing Practices.

f.

“Approved Person(s)”: Any person identified by Owner to Servicer in writing as an Approved Person; provided, however, that, in the event that Servicer receives a written communication from Owner that such Approved Person is no longer employed by Owner, from and after such communication such person shall no longer be an Approved Person hereunder.

g.

“Backup Servicer”: means Wells Fargo, National Association, or any independent third party reasonably selected by the Administrative Agent with the consent of the Required Lenders, to perform monitoring functions with respect to the Receivables and to assume the role of Successor Servicer upon removal or resignation of Servicer, in each case, as set forth in the Backup Servicing Agreement.

h.

“Backup Servicing Agreement”: that certain Backup Servicing Agreement, dated as of the date hereof by and among the Backup Servicer, Servicer, the Administrative Agent and the Borrower, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

i.

“Borrowing Base Report and Certificate”: A certificate, substantially in the form of Exhibit 2 attached hereto, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent.

j.	“CFPB”: The Consumer Financial Protection Bureau, or any other governmental agency succeeding or replacing the same.

k.	“Claims”: As defined in Section 6.01.

l.	“Collection Account”: As defined in Section 3.03(a).

m.	“Compliance Certificate” means a Compliance Certificate substantially in the form agreed to by the Administrative Agent, the Owner and the Servicer (and thereafter attached hereto as Exhibit 3).

n.	“Compliance Review”: As defined in Section 3.04(a).

o.	“Credit Agreement”: As defined under Preliminary Statements above.

p.

“For Cause Termination Event”: The occurrence of any of the following, upon Administrative Agent’s election: (i) Servicer’s failure to cure a Servicer Default or (ii) a breach by Servicer or any third party service provider to Servicer of Applicable Law that would reasonably be expected to have a Material Adverse Effect with respect to Owner or the Servicer.

q.

“Governmental Authority”: Any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, and which has jurisdiction over Servicer.

r.

“Monthly Servicing Report”: A report substantially in the form agreed to by the Administrative Agent, the Owner and the Servicer (and thereafter attached hereto as Exhibit 1), which such report shall be furnished by Servicer to the Administrative Agent, the Owner, the Collection Account Bank and the Backup Servicer pursuant to Section 3.06(j).

s.	“Nicholas Financial”: As defined under Preliminary Statements, above.

t.	“Owner”: As defined in the Preliminary Statements above.

u.	“Obligor”: With respect to each Receivable, the purchaser or co-purchaser of the related Financed Vehicle, or any other person who owes or may be liable for payments under such Receivable.

v.	“Party”: Any of Servicer, the Administrative Agent and Owner, and the term “Parties” refers to all of them.

w.	“Protected Party”: As defined in Section 10.01.

x.	“Receivables Insurance Policy”: As defined in Section 3.08(a).

y.	“Receivables Purchase Agreement”: As defined in the Preliminary Statements above.

z.	“Reporting Date” means the third (3rd) Business Day preceding each Settlement Date.

aa.	“Service Transfer”: As defined in Section 7.01.

bb.	“Servicer Collateral”: As defined in Section 3.03(j).

cc.	“Servicer Default”: As defined in Section 7.01.

dd.	“Services”: As defined in Section 3.01(a).

ee.

“Servicing Fee”: A monthly servicing fee equal to (i) for the initial Servicer, two and a half percent (2.5%) per annum of the Invested Amount of the Eligible Receivables as of the last Business Day of the preceding month, or (ii) for any Successor Servicer, the then-current market rate servicing fee for servicing assets similar to the Receivables.

ff.	“Term”: As defined in Section 8.01.

gg.	“Termination Notice”: As defined in Section 7.01.

hh.	“Transition Servicing”: As defined in Section 8.02.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of Servicer.

a.

Servicer represents and warrants to the Administrative Agent and Owner, as of the date hereof, on the date of delivery of each Monthly Servicing Report, as of each Credit Date and each Release Date, that:

i.

Servicer (a) is a corporation, duly formed, validly existing and in good standing under the laws of the State of Florida, (b) has all licenses and approvals necessary to carry on its business as now being conducted, (c) has all licenses and approvals and is qualified and in good standing under the laws of each state where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect with respect to Servicer, and (d) is in compliance with the laws of any such state to the extent necessary to permit the enforcement of Owner’s rights (either directly or through a subcontractor) under each Receivable owned by Owner and to permit the servicing of the Receivable owned by Owner in accordance with the terms of this Agreement. Servicer does not operate or do business under any assumed, trade or fictitious name.

ii.

Servicer has the power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to service each Receivable owned by Owner, to execute and deliver this Agreement as of the date hereof, and to enter into and consummate all transactions contemplated by this Agreement. Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by Owner, constitutes a legal, valid and binding obligation of Servicer, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, liquidation, moratorium reorganization or other similar laws affecting the rights of creditors generally or by general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

iii.

The execution, delivery and performance by Servicer of the Loan Documents to which it is a party and the consummation of the transactions contemplated by this Agreement, including the servicing of the Receivables in accordance with the terms hereof, is in the ordinary course of Servicer’s business and does not (1) conflict with or breach any of the terms, conditions or provisions of Servicer’s Organizational Documents or any agreement or instrument to which Servicer is now party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or constitute the violation of any law, rule, regulation, order, judgment or decree to which Servicer or its property is subject, except, with respect to any agreement or instrument to which Servicer is now a party or by which it is bound, to the extent that a Material Adverse Effect with respect to Servicer could not reasonably be expected to result, (2) other than Permitted Liens, result in or require the creation or imposition of any Lien upon any of the properties or assets of Servicer, or (3) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Servicer, except for such approvals or consents which will be obtained on or before the Closing Date and delivered to the Administrative Agent.

iv.

There is no action, suit, proceeding or investigation pending or, to the knowledge of any Authorized Officer of Servicer, threatened, against Servicer that would reasonably be expected to (i) materially and adversely affect the validity or enforceability of this Agreement or the ability of Servicer to perform its obligations hereunder in accordance with the terms hereof; (ii) result in one or more (A) regulatory or criminal actions against Servicer or any officer or director of Servicer relating to the servicing activities of Servicer that would reasonably be expected to be adverse to the ongoing operation of Servicer’s business or the performance of Servicer’s obligations under this Agreement, (B) judgments, fines, penalties or settlements for payment of money in excess of $500,000, or (C) injunctions, restrictions or sanctions that would reasonably be expected to be materially adverse to the ongoing operation of Servicer’s business or the performance of its obligations hereunder; or (iii) otherwise have a Material Adverse Effect with respect to Servicer.

v.

No consent, approval, authorization or order of any court, Governmental Authority or Person is required for the execution and delivery of this Agreement by Servicer or for the performance by Servicer of its obligations hereunder, other than such consent, approval, authorization or order as has been obtained.

vi.

There are no Adverse Proceedings pending that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect with respect to Servicer. Servicer is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Servicer.

vii.

Servicer is in compliance in all material respects with and has all Permits necessary or required by all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property except where failure to have such licenses or permits could not reasonably be expected to have a Material Adverse Effect with respect to Servicer.

viii.	Since March 31, 2018, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect with respect to Servicer.

ix.

(i) All U.S. federal income tax returns and all other material tax returns and reports of Servicer required to be filed by it have been timely filed, and (ii) all material U.S. federal income Taxes and all other material Taxes due and payable, and all assessments fees and other governmental charges upon Servicer and upon its properties, assets, income, businesses and franchises which are due and payable have been timely paid when due and payable except to the extent that failure to file such returns or pay such Taxes, assessments, fees or other governmental charges could not reasonably be expected to have a Material Adverse Effect with respect to Servicer. Servicer has no knowledge of any threatened or proposed Tax assessment against it which is not being actively contested by Servicer in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

x.

Servicer is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and to knowledge of any of its Authorized Officers, no condition exists which, with the giving of notice or the lapse of time or both, would be reasonably expected to result in such a default, except where, (a) such defaults have been waived, or (b) individually or in the aggregate, the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect with respect to Servicer.

xi.

To the extent applicable, Servicer is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) (the “PATRIOT Act”).

xii.

The principal places of business and chief executive office of Servicer and the offices where each keeps all of its records are located at the address(es) listed in Appendix B to the Credit Agreement or such other locations of which Administrative Agent has been notified in accordance with Section 5.1(e) of the Credit Agreement. Servicer is organized as a corporation under the laws of the State of Florida.

xiii.

Except as could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect with respect to any NF Party: (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) Servicer does not maintain, contribute to or have any liability with respect to any Employee Benefit Plan or Foreign Plan and has never contributed to or had any liability (including contingent liability and liability on account of an ERISA Affiliate) with respect to any Multiemployer Plan or Pension Plan. The assets of Servicer do not constitute Plan Assets. Servicer is not an employee benefit plan subject to Title I of ERISA, a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code and subject to 4975 of the Internal Revenue Code, or a governmental plan, church plan, or Foreign Plan that is subject to federal, state, local or non-U.S. laws substantially similar in form or application to Section 406 of ERISA or Section 4975 of the Internal Revenue Code (“Similar Laws”). The transactions contemplated by this Agreement and/or the other Loan Documents shall not cause a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or Similar Laws; provided, however, this sentence shall not apply to any such non-exempt prohibited transaction arising solely as a result of directly or indirectly funding a Loan or portion thereof with assets of a plan described in ERISA section 3(1) or Internal Revenue Code section 4975(e).

xiv.	With respect to the Credit Agreement:

i.

Each Receivable designated as an “Eligible Receivable” on any Borrowing Base Report and Certificate or Monthly Servicing Report was an Eligible Receivable as of the time of its sale to the Borrower under the Receivables Purchase Agreement.

ii.

No Monthly Servicing Report, Receivable Schedule or Borrowing Base Report and Certificate or any information, exhibit, financial statement, document, book, record or report furnished by Servicer to Administrative Agent, Backup Servicer or Collection Account Bank in connection with this Agreement or the transactions contemplated hereby or by the Credit Agreement was inaccurate or incomplete in any material respect as of the date it is dated (except as otherwise disclosed in writing to Administrative Agent at such time) and no such document contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

iii.	From and after the date hereof, each of the Receivables have been serviced in conformance with the Applicable Requirements and the Servicing Policy.

xv.

Since the date of Servicer’s most recent audited financial statements delivered to Owner and the Administrative Agent, there has been no material adverse change in or to (i) the property, business, financial condition or operations of Servicer, (ii) the enforceability, marketability or collectability of the Receivables, or (iii) Servicer’s ability to conduct its business or Servicer’s ability to perform its obligations under this Agreement.

xvi.

Servicer is not aware of any fact that would cause it to reasonably believe that Servicer’s servicing data mapped from Servicer’s system to the Backup Servicer’s system cannot be accessed or utilized by the Backup Servicer.

xvii.	No Servicer Default has occurred and is continuing.

xviii.

The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the Servicer as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

xix.	The Servicer is Solvent.

xx.

Schedule 2.01(xx) correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository or intermediary for each of the Servicer Accounts, the Existing Parent Payment Account, the Lockbox Account and the Collection Account, the name in which the account is held, and the complete account number therefor.

Section 2.02 Representations and Warranties of Owner.

a.	Owner represents and warrants to the Administrative Agent and Servicer, as of the date hereof and on the date of delivery of each Monthly Servicing Report, that:

i.	Owner is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware.

ii.

Owner has duly authorized the execution, delivery, and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid, and binding obligation of Owner.

iii.

The consummation of the transactions contemplated by this Agreement is in the ordinary course of Owner’s business and does not conflict with or breach any of the terms, conditions, or provisions of Owner’s certificate of formation, limited liability company agreement or similar governing document or any agreement to which Owner is now a party or by which it is bound, or constitute the violation of any law, rule, regulation, order, judgment or decree to which Owner or its property is subject, all except to the extent that a Material Adverse Effect with respect to Owner would not reasonably be expected to result.

iv.

There is no action, suit, proceeding, or investigation pending or, to the knowledge of any Authorized Officer of Owner, threatened against Owner that would materially and adversely affect the validity or enforceability of this Agreement or the ability of Owner to perform its obligations under this Agreement.

v.

No consent, approval, authorization, or order of any court or Governmental Authority is required for the execution and delivery of this Agreement by Owner or for the performance by Owner of its obligations hereunder, other than such consent, approval, authorization, or order as has been obtained.

ARTICLE III

ADMINISTRATION AND SERVICING OF THE RECEIVABLES

Section 3.01 Servicer to Act as Servicer.

a.

Servicer agrees to act as servicer for the Receivables for the Term of this Agreement in accordance with provisions set forth herein and perform the services described in this Article III (the “Services”).

b.

Servicer has implemented the Servicing Policy which sets forth a detailed description of the Services and procedures to be undertaken in connection therewith. Following the delivery of a notice pursuant to 3.06(i)(ii) of this Agreement, the Servicer shall make changes to its field call procedures, as defined in the Servicing Policy, acceptable to the Administrative Agent in its sole discretion. The Servicing Policy may be not be amended or supplemented, at any time, except to the extent Owner may make or authorize such amendment or supplement in accordance with Section 6.14 of the Credit Agreement.

c.

Servicer, as independent contractor servicer, shall, and shall cause any third party sub-contractors to, perform the Services and administer the Receivables in accordance with the Applicable Requirements, the Servicing Policy and the other terms of this Agreement. Servicer shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration that Servicer may deem necessary or desirable and consistent with the terms of this Agreement and Applicable Law. Without limiting the generality of the foregoing, the Services shall include the following (in each case, as applicable, consistent with the Applicable Requirements, the Servicing Policy and the Credit Agreement):

i.

issue periodic payment instructions to the Obligor, which shall include, but not necessarily be limited to, disclosure of the remaining principal owed and the principal and interest components of the current payment, directing that payments on the Receivables be made in accordance with the Cash Management System;

ii.	issue payoff demand with respect to any default of any Receivables;

iii.	enforce Owner’s rights under the Dealer Agreements;

iv.	answer Obligors’ inquiries, demands and requests;

v.	collect and post all payments on, or in respect of, the Receivables;

vi.	account for Collections on, or in respect of, the Receivables;

vii.	direct Collections on deposit in the Servicer Accounts or Lockbox Account to be remitted to the Collection Account in accordance with the Cash Management System;

viii.	contact delinquent Obligors;

ix.	prepare Borrowing Base Report and Certificates and Monthly Servicing Reports with Receivables information, activity, performance and net settlement details; and

x.	perform the other duties specified herein.

d.

Consistent with the Applicable Requirements, the Servicing Policy and the other terms of this Agreement, Servicer may only (i) waive, modify or vary any term of any Receivables or consent to the postponement of strict compliance with any such term or in any manner forbear from acting against any Obligor, and (ii) as to any Receivables, waive any late payment charge, penalty, or default interest, or other similar fees which may be collected in the ordinary course of servicing such Receivables, if, in either case, such waiver or modification is permitted by the Servicing Policy and the Credit Agreement. In no event shall the principal balance of a Receivable be reduced or the interest rate or the amount of a Scheduled Receivable Payment altered in each case, other than to the extent such reduction or alteration is (1) required by Applicable Law, (2) approved by the Administrative Agent and the Required Lenders or (3) with respect to any reduction in principal, in connection with a settlement if the Receivable has become a Charged-Off Receivable. If after the date hereof, an Obligor’s obligation under a Receivable has been modified in accordance with this Section 3.01(d) so as to differ from the amount specified in such Receivable, the

Scheduled Receivable Payment with respect to any subsequent Collection Period shall refer to the Obligor’s payment obligation with respect to such Collection Period as so modified and such modification shall be reflected in the Receivable Database pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Receivables. Owner shall, as necessary, promptly furnish Servicer with such powers of attorney as are necessary and appropriate and with such other documents as are necessary or appropriate to enable Servicer to carry out its servicing and administrative duties under this Agreement.

e.

In servicing and administering the Receivables, Servicer shall comply with the Servicing Policy and Applicable Requirements and employ procedures and exercise the same care that it customarily employs and exercises in servicing and administering loans for its own account. In servicing and administering the Receivables, Servicer may permit any Governmental Authority to have access to and review and copy the files of Servicer with respect to the Receivables, and Servicer is authorized to do whatever is necessary to comply with all Applicable Laws and the requirements of such Governmental Authority, including, without limitation, any required modifications of the Receivables documents.

f.

Servicer is hereby authorized to commence, in its own name or in the name of Owner, a legal proceeding to enforce a Receivable or to commence or participate in any other legal proceeding (including, without limitation, a bankruptcy proceeding) relating to or involving a Receivable or an Obligor. If Servicer commences or participates in such a legal proceeding in its own name, Owner shall thereupon be deemed, to the extent required by law or as a condition to such legal proceeding, to have automatically assigned such Receivable to Servicer solely for purposes of commencing or participating in any such proceeding as a party or claimant, and Servicer is authorized and empowered by Owner to execute and deliver in Owner’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding.

Section 3.02 Receipt of the Receivable’s Payments.

Continuously from the date hereof until all amounts owed with respect to the Receivables are paid in full, Servicer shall proceed diligently to collect all payments due under each Receivable when the same shall become due and payable and shall follow the Applicable Requirements and the Servicing Policy. Servicer agrees to execute and deliver all such instruments and take all such action as the Administrative Agent or Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement. In addition, Servicer shall comply with the Cash Management System in carrying out its obligations under this Section 3.02 and deposit all Collections related to Receivables in the Collection Account. Notwithstanding anything to the contrary in this Agreement, Servicer shall allocate any payments received on any Receivable in accordance with the applicable Contract.

Section 3.03 Establishment of Collections Account and Other Accounts; Deposits in Cash Management System.

a.

The collection account will be an account solely in the name of Owner, with all rights of ownership vested in Owner but subject to the Administrative Agent’s sole dominion and control, into which Servicer shall direct all payments with respect to all Receivables in accordance with the Cash Management System (“Collection Account”). Servicer acknowledges that it does not, and shall not during the term of this Agreement, have access to the Collection Account, the Lockbox Account or the Servicer Accounts. Any interest paid on funds deposited into any Collection Account by the depository institution shall accrue to the benefit of Owner. The Collection Account shall be established pursuant to and maintained at all times in accordance with the Account Control Agreement and shall be a trust account established and maintained at all times at Wells Fargo Bank, National Association, or another institution acceptable to the Administrative Agent and the Required Lenders in their sole discretion.

b.

Servicer shall establish, within forty-five (45) days of Closing (or such later date as to which the Administrative Agent consents, in its sole discretion) and shall, at all times thereafter until the termination of this Agreement, maintain the Lockbox Account with the Lockbox Account Bank solely in the name of Owner for the benefit of the Collateral Agent for the further benefit of the Secured Parties. The Lockbox Account shall be established pursuant to and maintained at all times in accordance with the Lockbox Account Control Agreement and shall be a demand deposit account established and maintained at Wells Fargo Bank, National Association, or another institution acceptable to the Administrative Agent and the Required Lenders in their sole discretion.

c.

Servicer has established and will maintain at all times until the termination of this Agreement one deposit account at each Servicer Account Bank, in the name of Servicer, designated as a Servicer Account, as to which the Collateral Agent has control for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Servicer Account Control Agreement. Servicer has not granted and will not grant any Person, other than the Collateral Agent, dominion and control of any Servicer Payment Account, or the right to take dominion and control of any Servicer Account at a future time or upon the occurrence of a future event. Servicer will deposit (in whatever form received, and properly endorsed, if applicable) all Collections constituting Walk-In Payments into a Servicer Account on the same day Servicer receives such Collections. Servicer has instructed each Servicer Account Bank (either by irrevocable standing instruction in a form satisfactory to the Administrative Agent or, if available, by automatic sweep in accordance with the applicable Servicer Account Control Agreement) to transfer all funds on deposit in the Servicer Account at such Servicer Account Bank at the end of each Business Day (or such earlier time as required by such Servicer Account Bank’s policies) to the Collection Account, and will not change such instructions until the termination of this Agreement.

d.

Servicer has established and will maintain a deposit account at the Existing Parent Payment Account Bank, solely in the name of Servicer, designated as the Existing Parent Payment Account, as to which the Collateral Agent has control for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Existing Parent Payment Account Control Agreement. Servicer has not granted and will not grant any Person, other than the Collateral Agent, dominion and control of the Existing Parent Payment Account, or the right to take dominion and control of the Existing Parent Payment Account at a future time or upon the occurrence of a future event. Servicer has instructed the Existing Parent Payment Account Bank (either by irrevocable standing instruction in a form satisfactory to the Administrative Agent or, if available, by automatic sweep in accordance with the Existing Parent Payment Account Control Agreement) to distribute funds on deposit in the Existing Parent Payment Account at the end of each Business Day (or such earlier time as required by the Exiting Parent Payment Account Bank’s policies) to the Collection Account, and will not change such instructions until the termination of this Agreement.

e.

Servicer will instruct (and otherwise cause) (1) prior to the 45th day following the Closing Date (or such later date as the Administrative Agent may approve in writing in its sole discretion), each Obligor to make all payments with respect to the Receivables (other than Walk-In Payments) directly to the Existing Parent Payment Account, (2) following the 45th day following the Closing Date, each Obligor to make all payments with respect to the Receivables (other than Walk-In Payments) directly to the Lockbox Account and (3) all Walk-In Payments to Servicer at a branch office of Servicer to be deposited directly into the applicable Servicer Account on the same day as such payment is received in the same form as received (and properly endorsed, if applicable).

f.

Without the prior written consent of the Administrative Agent and the Required Lenders in their sole discretion, Servicer will not (A) change the instructions given to the Obligors, any Originator, any Servicer Account Bank, the Existing Parent Payment Account Bank or the Collection Account Bank in respect of payments on account of Receivables and Collections to be deposited in the Cash Management System, (B) change any instructions given to any bank or financial institution which in any manner redirects the proceeds of any Collections to any account which is not subject to a control agreement in favor of the Collateral Agent or (C) establish any new account to hold Collections or change the Cash Management System.

g.

All income from amounts on deposit in the Collection Account shall be retained in the Collection Account, until the next Settlement Date, at which time such income shall be applied by the Collection Account Bank, at the direction of the Collateral Agent in accordance with Section 2.10. of the Credit Agreement. All amounts on deposit in the Lockbox Account and the Existing Parent Payment Account shall be transferred to the Collection Account on the same Business Day they are deposited into the Lockbox Account and the Existing Parent Payment Account, as applicable. All amounts on deposit in the Servicer Accounts shall be transferred to the Collection Account on the next Business Day after they are deposited in the Servicer Account.

h.

Upon the Borrower’s request to withdraw funds from the Collection Account to pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts, Servicer shall deliver to the Administrative Agent (on behalf of the Borrower) a certificate setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent (acting with the consent of the Required Lenders), which certificate shall include a brief description of the facts and circumstances supporting such request and the designation of a date for the payment of such reimbursement, which date shall not be earlier than three (3) Business Days following delivery of such certificate.

i.

Servicer shall not commingle its assets and funds with those on deposit in the Servicer Accounts, Existing Parent Payment Account, Lockbox Account or Collection Account; provided, however, that collections on receivables owned by Parent may be held in such accounts for purposes of administrative convenience.

j.

Servicer acknowledges and agrees that the funds on deposit in the Cash Management System relating to the Receivables shall continue to be collateral security for the Obligations secured by the Loan Documents. In consideration of the Servicing Fee and other amounts payable to Servicer hereunder, Servicer hereby grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in all of Servicer’s right, title and interest, whether now owned or existing or hereafter acquired or arising and wheresoever located, in, to and under, the Lockbox Account, the Existing Parent Payment Account and the Servicer Accounts, as well as all of Servicer’s right, title and interest in (i) any and all remittances and proceeds from time to time held therein or credited thereto, (ii) all rights to renew or withdraw the same, (iii) all certificates and instruments, if any, from time to time representing or evidencing the Lockbox Account, the Existing Parent Payment Account and the Servicer Accounts and (iv) any interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the preceding (collectively, the “Servicer Collateral”).

k.

Without limiting the foregoing, to the extent Collections on any Receivables are received directly by Servicer, including Insurance Proceeds, Net Liquidation Proceeds and Recoveries, rather than remitted directly in cash to the Collection Account, Servicer will hold such Collections in trust for the benefit of Owner and will deposit such Collections into the Collection Account no later than the Business Day following receipt and identification by Servicer of such Collections (or, with respect to Walk-In Payments, into a Servicer Account the day of receipt).

For the avoidance of doubt, and in accordance with Section 6.17 of the Credit Agreement, the Servicer shall have three (3) Business Days after the Closing Date to execute and deliver (i) the Existing Parent Payment Account Control Agreement, (ii) the Servicer Account Control Agreement among Servicer, Collateral Agent and Huntington Bank and (iii) the Service Account Control Agreement among Servicer, Collateral Agent and Fifth Third Bank, in each case, in form satisfactory to the Administrative Agent.

Section 3.04 Books and Records; Inspections.

a.

Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Receivables under the Credit Agreement (including the Receivable Database), which shall appropriately and clearly reflect that ownership of the Receivables has been transferred to Owner. Servicer shall permit Administrative Agent to inspect, audit and perform a compliance review at Owner’s expense, subject to Section 3.04(e) below, upon three (3) Business Days’ notice, at any time during normal business hours (or at any time during the existence of a Servicer Default or any “Event of Default” under the Credit Agreement), all of Servicer’s operating and reporting procedures and information systems, books, records, operations and properties and its compliance with Applicable Law related to the Receivables, the Contracts or the Dealer Agreements (“Compliance Review”). In connection with any Compliance Review, Servicer will permit any authorized representatives designated by the Administrative Agent to review Owner’s Receivables forms, the Servicing Policy, information processes and controls, compliance practices and procedures and marketing materials.

b.

Each of Administrative Agent and each Lender (and their respective agents or professional advisors) shall have the right under this Agreement, from time to time, so long as no Servicer Default or Event of Default has occurred and is continuing upon three (3) Business Days’ prior notice to Servicer (or, following the occurrence of a Servicer Default or an Event of Default, at any time, in their sole discretion), to visit and inspect during regular business hours any of the properties of Servicer and to examine and audit, during regular business hours, any and all of the books, records, financial statements, credit, collection and servicing policies, legal and regulatory compliance, operating and reporting procedures and information systems (including without limitation customer service and/or whistleblower hotlines), directors, officers and key employees of Servicer or held by another Person for Servicer or on its behalf, concerning or otherwise affecting the Receivables or the Loan Documents. The Administrative Agent and each Lender (and their respective agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that the Administrative Agent (and its agents or professional advisors) may disclose such information if required to do so by law or by any regulatory authority.

c.

So long as no Servicer Default or Event of Default has occurred and is continuing upon three (3) Business Days’ prior notice to the Servicer (or, following the occurrence of a Servicer Default or an Event of Default, at any time) and during regular business hours, Servicer shall promptly provide the Administrative Agent and each Lender (and their respective agents or professional advisors) with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including any of the foregoing in computer data banks and computer software systems) which the Administrative Agent or any such Lender (and their respective agents or professional advisors) may reasonably require in order to conduct periodic due diligence relating to Servicer in connection with the Receivables and the Loan Documents.

d.

Servicer shall make available to the Administrative Agent and each Lender (and their respective agents or professional advisors) knowledgeable financial, accounting, legal and compliance officers for the purpose of answering questions with respect to Servicer and the Receivables and to assist in the Administrative Agent’s and/or such Lender’s diligence. In addition, Servicer shall provide the Administrative Agent with read-only, remote access to the Collection Account, the Lockbox Account, the Existing Parent Payment Account and the Servicer Accounts. Servicer shall cooperate with the Administrative Agent in order for the Administrative Agent to confirm any information relating to the Receivables directly with the applicable Obligors.

e.

All reasonable costs and expenses incurred by the Administrative Agent and the Lenders (and their respective agents or professional advisors) in connection with the matters outlined in this Section 3.04 shall be Permitted Expenses, which Servicer shall reimburse to the Administrative Agent or the Lenders, as applicable, or shall pay or cause to be paid; provided, however, that, unless a Tier 1 Collateral Performance Trigger or an Event of Default has occurred and is then continuing, (i) the Administrative Agent and the Lenders, collectively, shall not conduct more than four (4) examinations or audits pursuant to this Section 3.04 or to Section 5.8 of the Credit Agreement, collectively, at the expense of Servicer or Owner per Fiscal Year and (ii) Servicer shall not be responsible for reimbursing the Administrative Agent and the Lenders for such costs and expenses (including all such costs and expenses paid by Owner) in excess of $125,000, in the aggregate, during any calendar year.

f.

Except during the continuance of a Servicer Default or an Event of Default, the Administrative Agent and the Lenders shall use commercially reasonable efforts to coordinate examinations and audits conducted pursuant to this Section 3.04.

Section 3.05 Maintenance of Security Interests.

Servicer shall take such actions as are reasonably requested by the Administrative Agent or any Owner from time to time in order to cause and maintain a valid, subsisting and enforceable first priority perfected security interest (subject only to Permitted Liens) to exist in favor of Collateral Agent in the Collateral, including the Receivables, the Financed Vehicles and the proceeds thereof being pledged pursuant to the Security Agreement, including (w) ensuring that such security interest is and shall be prior to all other Liens upon Owner’s interests in such Collateral and the proceeds thereof that now exist, or may hereafter arise or be created other than Permitted Liens, (x) ensuring that such Collateral is free and clear of all Liens other than Permitted Liens and (y) obtaining the execution, if applicable, by Owner and the recording, registering, filing, recording, refiling, and reregistering of all security agreements, financing statements and continuation statements as are necessary to maintain and/or perfect such security interests granted by Owner.

Section 3.06 Financial Statements; Monthly Servicing Reports; Statements as to Compliance; Notices.

Servicer shall furnish to Owner and the Administrative Agent:

a.

As soon as available and no later than ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year ended March 31, 2019, one (1) copy of: (A)(x) the audited consolidated balance sheets of Servicer and its consolidated Subsidiaries (including Owner) and (y) the consolidating balance sheets of Servicer and Owner and (B)(x) the audited consolidated statements of income, stockholders’ equity and cash flows of Servicer and its consolidated Subsidiaries and (y) the consolidating statements of income, stockholders’ equity and cash flows of Servicer and Owner and in each case, setting forth in comparative form the figures for the previous Fiscal Year and accompanied by an opinion of the Independent Accountants stating that such balance sheet and financial statements present fairly the financial condition and results of operation of the companies being reported upon and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur);

b.

As soon as available and no later than forty-five (45) days after the end of each fiscal quarter, one (1) copy of: (A)(x) the unaudited consolidated balance sheets of Servicer and its consolidated Subsidiaries (including Owner) and (y) the consolidating balance sheets of Servicer and Owner and (B)(x) the unaudited consolidated statements of income, stockholders’ equity and cash flows of Servicer and its consolidated Subsidiaries (including Owner) and (y) the consolidating statements of income, stockholders’ equity and cash flows of Servicer and Owner and in each case, which shall be prepared and presented in accordance with, and provide all necessary disclosure (other than footnote disclosure) required by, GAAP and shall be accompanied by a certificate signed by an Authorized Officer of Servicer stating that such balance sheet and financial statements presents fairly the financial condition and results of operation of Servicer and its consolidated Subsidiaries and has been prepared in accordance with GAAP consistently applied. Any financial statements delivered pursuant to this Section 3.06(b) may be subject to adjustment in accordance with GAAP upon delivery of the financial statements required under Section 3.06(a).

c.	Together with each delivery of financial statements of Parent pursuant to Section 3.06(a) and 3.06(b), a duly executed and completed Compliance Certificate.

d.

If, as a result of any change in accounting principles and policies from those used in the preparation of the historical financial statements, the consolidated financial statements of (i) Servicer and (ii) Owner delivered pursuant to Section 3.06(a) or 3.06(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent (acting with the consent of, or at the direction of, the Requisite Lenders).

e.

The obligations in Sections 3.06(a) and (b) may be satisfied by furnishing, at the option of Servicer, the applicable financial statements as described above or an Annual Report on Form 10-K or Quarterly Report on Form 10-Q for Holdings for any corresponding fiscal period, as filed with the U.S. Securities and Exchange Commission but only to the extent such Annual Report or Quarterly Report contains the financial statements of Servicer and the Owner presented as required, under Sections 3.06(a) and (b).

f.

Within the time period set forth in Section 5.1(a) of the Credit Agreement, Servicer shall (i) prepare and deliver to Administrative Agent, a Borrowing Base Report and Certificate inclusive of a schedule listing each of the Receivables (a “Receivables Schedule”) and any other information necessary to calculate the Borrowing Base and any other information reasonably requested by Administrative Agent, all information in such Borrowing Base Report and Certificate and all other such information to be accurate as of the last day set forth therein, and (ii) deliver to Administrative Agent in an electronic format mutually acceptable to Servicer and Administrative Agent, all information reasonably requested by Administrative Agent relating to all Receivables (and Servicer shall provide any assistance with respect to such information and the electronic format in which it is delivered as may be reasonably requested by Administrative Agent). The Servicer shall deliver, or cause to be delivered, to the Backup Servicer an updated Receivable schedule with respect to each Receivable three (3) Business Days prior to the first Credit Date or Release Date on which such Receivable is reflected in a Borrowing Base Certificate, and make all such other deliverables as required by the terms of the Backup Servicing Agreement. Servicer shall make available at all times from the Closing Date to the Backup Servicer its servicing records in a computer-readable form relating to the servicing activity relating to the Receivables, which records shall (i) contain sufficient data to permit the Backup Servicer to assume the duties of the Servicer under this Agreement without delay on account of the absence of relevant servicing information, and (ii) the Backup Servicer and the Servicer shall agree upon the file layout and electronic medium to transfer such data to the Backup Servicer.

g.

As and when required by Section 5.1 of the Credit Agreement, Servicer shall deliver to Administrative Agent the notices specified therein as applicable to Owner and as if each such requirement, without duplication, substitutes “Servicer” for “the Borrower”, mutatis mutandis.

h.

Servicer shall deliver to Administrative Agent and Owner, on or before March 31 of each year, an officer’s certificate stating, as to the Authorized Officer that executed such officer’s certificate, that (x) a review of the activities of Servicer during the preceding calendar year and of its performance under this Agreement and the other Loan Documents to which Servicer is a party has been made under such Authorized Officer’s supervision and (y) to the best of such Authorized Officer’s knowledge, based on such review, Servicer has performed or has cause to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred.

i.

Servicer shall provide prompt written notice to Administrative Agent and Owner upon any Authorized Officer of Servicer obtaining knowledge of (i) any Servicer Default, setting forth the details of such default and any action which Servicer proposes to take with respect thereto; (ii) any complaint received by the Servicer relating to a field call as defined in the Servicing Policy, (iii) any Adverse Proceeding against the Servicer that, if adversely determined, would reasonably be likely to (A) result in one or more (i) regulatory or criminal actions against Servicer or any Originator, any officer or director of Servicer or any Originator relating to the servicing activities of Servicer or any Originator, that would reasonably be expected to have a Material Adverse Effect with respect to the Servicer, (ii) judgments in an amount in excess of $1,000,000, (iii) injunctions, restrictions or sanctions that would reasonably be expected to have a Material Adverse Effect with respect to the Servicer, or (B) otherwise have a Material Adverse Effect with respect to Servicer, (iv) the commencement of any proceedings by or against Servicer under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for Servicer, and (v) in each case to the extent not prohibited from doing so by applicable law, that (A) Servicer any Originator or Dealer in relation to the Receivables or the ability of such Originator to perform its obligations under the Loan Documents to which it is a party is being placed under regulatory supervision or (B) any license, permit, charter, registration or approval necessary for the conduct of Servicer’s business is to be, or may be, suspended or revoked, together with such other information as may be reasonably available to Servicer to enable the Administrative Agent to evaluate such matters.

j.

on or before each Reporting Date, but in no event later than 3:00 p.m. (New York City time) on such Reporting Date, Servicer shall prepare and deliver or have delivered to the Administrative Agent, the Backup Servicer, the Collection Account Bank and Owner: (1) a Monthly Servicing Report, including without limitation information regarding the frequency of field calls as defined in the Servicing Policy and the information necessary to test the Tier 1 Collateral Performance Trigger and Tier 2 Collateral Performance Trigger, all information in the Monthly Servicing Report to be accurate as of the last day of the immediately preceding Collection Period, (2) a Receivables Schedule listing each of the Receivables, all information in such schedule to be accurate as of the last day of the immediately preceding Collection Period, and (3) in an electronic format reasonably acceptable to the Administrative Agent and Owner, the Monthly Data Tape and all other information with respect to the Receivables, including, without limitation, collections activity, which was necessary for the preparation by Servicer of the Monthly Servicing Report. Upon the written request of the Administrative Agent, the Backup Servicer (with a copy of such written request to the Agent) or Owner, Servicer will deliver to the Administrative Agent, the Backup Servicer and the Borrower within five (5) Business Days any other information reasonably requested relating to the Receivables then being serviced by Servicer.

Section 3.07 Realization Upon Receivables.

On behalf of the Borrower and each Secured Party, Servicer shall use its best efforts, consistent with the Servicing Policy, to repossess or otherwise convert the ownership of the Financed Vehicle securing any Receivable as to which Servicer shall have determined eventual payment in full is unlikely. Servicer shall commence efforts to repossess or otherwise convert the ownership of a Financed Vehicle on or prior to the date that an Obligor has failed to make any portion of a Scheduled Receivable Payment for ninety (90) days or more; provided, however, that Servicer may elect not to commence such efforts within such time period if in its good faith judgment it determines either that it would be impracticable to do so or that the proceeds ultimately recoverable with respect to such Receivable would be increased by forbearance. Servicer shall follow the Servicing Policy, consistent with the standards of care set forth in Section 3.01, which may include reasonable efforts to realize upon any recourse to Eligible Dealers, selling the Financed Vehicle at public or private sale, pursuing deficiency judgments and collecting Recoveries, as applicable. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its discretion exercised in good faith that such repair and/or repossession will increase the proceeds ultimately recoverable with respect to such Receivable by an amount greater than the amount of such expenses. Any amounts collected by Servicer in connection with the foregoing, including, without limitation, proceeds thereof, shall be deposited in the Collection Account within one (1) Business Day of receipt and identification thereof.

Section 3.08 Obligor Insurance.

a.

Servicer, in accordance with the Servicing Policy and standards set forth herein, shall require that (i) each Obligor shall have obtained insurance covering the Financed Vehicle, as of the date of the execution of the Receivable, insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage and each Receivable requires the Obligor to maintain such physical loss and damage insurance naming Servicer and its successors and assigns as an additional insured, (ii) each Receivable that finances the cost of premiums for credit life and credit accident and health insurance is covered by an insurance policy or certificate naming Servicer as policyholder (creditor) and (iii) as to each Receivable that finances the cost of an extended service contract, the respective Financed Vehicle which secures the Receivable is covered by an extended service contract (each, a “Receivables Insurance Policy”).

b.

To the extent applicable, Servicer shall not take any action which would result in noncoverage under any Receivables Insurance Policy which, but for the actions of Servicer, would have been covered thereunder. Servicer, on behalf of Owner and each Secured Party, shall take such reasonable action as shall be necessary to permit recovery under each Receivables Insurance Policy. Any amounts collected by Servicer under any Receivables Insurance Policy, including, without limitation, proceeds thereof, shall be deposited in the Collection Account within one (1) Business Day of receipt and identification thereof.

Section 3.09 Maintenance of Security Interests in Vehicles.

a.

Consistent with the Servicing Policy and as required by this Agreement, Servicer shall take such steps on behalf of Owner and each Secured Party as are necessary to maintain perfection of the security interest created by each Receivable in the related Financed Vehicle, including but not limited to obtaining the authorization or execution by the Obligors and the recording, registering, filing, re-recording, re-registering and re-filing of all security agreements, financing statements and continuation statements or instruments as are necessary to maintain the security interest granted by the Obligors under the respective Receivables. The Administrative Agent hereby authorizes Servicer, and Servicer agrees, to take any and all steps necessary to re-perfect or continue the perfection of such security interest on behalf of the Collateral Agent for the benefit of the Secured Parties as necessary because of the relocation of a Financed Vehicle or for any other reason. In the event that the assignment of a Receivable to Owner, and the pledge thereof by Owner to the Collateral Agent for the benefit of the Secured Parties is insufficient, without a notation on the related Financed Vehicle’s certificate of title, or without fulfilling any additional administrative requirements under the laws of the state in which the Financed Vehicle is located, to perfect a security interest in the related Financed Vehicle in favor of the Collateral Agent for the benefit of the Secured Parties, each of the Administrative Agent and Servicer hereby agrees that the designation of Nicholas Financial as the secured party on the certificate of title is in respect of Nicholas Financial’ s capacity as Servicer as agent of the Collateral Agent for the benefit of the Secured Parties.

b.

Servicer shall not release the Financed Vehicle securing any Receivable from the security interest granted by such Receivable in whole or in part except in the event of payment in full by the Obligor thereunder or repossession or other liquidation of the Financed Vehicle, nor shall Servicer impair the rights of the Secured Parties or the Collateral Agent in such Receivables, nor shall Servicer amend or otherwise modify a Receivable, except as permitted in accordance with Section 3.01(d).

c.

Upon the occurrence and continuance of a Default, Servicer Default, Event of Default, Tier II Trigger Event or Regulatory Trigger Event, Servicer shall take or cause to be taken such action as may, in the opinion of counsel to the Administrative Agent, which opinion shall be an expense of Servicer and shall not be an expense of the Administrative Agent, be necessary to perfect or re-perfect the security interests in the Financed Vehicles securing the Receivables in the name of the Collateral Agent on behalf of the Secured Parties by amending the title documents of such Financed Vehicles or by such other reasonable means as may, in the opinion of counsel to the Administrative Agent, which opinion shall be an expense of Servicer and shall not be an expense of the Administrative Agent, be necessary, advisable or prudent; provided, however, that if the Administrative Agent requests that the title documents be amended prior to the occurrence of a Servicer Default, Servicer shall carry out such action only to the extent that such amendments are necessary or advisable to perfect or re-perfect the security interests in the Financed Vehicles securing the Receivables in the name of the Collateral Agent on behalf of the Secured Parties. If a Default, Event of Default, Tier 1 Collateral Performance Trigger Event or Regulatory Trigger Event shall occur, at the request of the Administrative Agent, the Borrower shall use commercially reasonable efforts to promptly file (and in no event more than thirty (30 days following such request (the “Re-Titling Deadline”)) applications with the appropriate Governmental Authority to re-title the Lien Certificates related to any Approved Seller Receivables so that the Borrower is reflected as senior lien holder on the related Certificate of Title.

d.	Servicer hereby agrees to pay all expenses related to such perfection or re-perfection in accordance with clauses (a) and (c) above and to take all action necessary therefor.

Section 3.10 Certain Administrative Matters

Prior to each Settlement Date, the Administrative Agent (or its designee) will compare the information in electronic format most recently provided to the Administrative Agent (or its designee) by Servicer pursuant to Section 3.06(j)(2) to the Monthly Servicing Report most recently delivered to the Administrative Agent (or its designee) by Servicer pursuant to Section 3.06(j)(1) for the purpose of:

a.	confirming that such Monthly Servicing Report is complete on its face; and

b.

verifying the mathematical accuracy (including confirming and validating the settlement amounts in the Monthly Servicing Report against the Receivables level data), to the extent the Administrative Agent (or its designee) is able to do so given the information provided to it by Servicer, of each of the fields on each Monthly Servicing Report.

In the event of any discrepancy between the information set forth in subparagraphs (a) or (b) as calculated by Servicer from that determined or calculated by the Administrative Agent (or its designee), the Administrative Agent (or its designee) will report such discrepancy to Servicer and Owner. In the event the Administrative Agent (or its designee) reports a discrepancy as described in the preceding sentence, Servicer, Owner and the Administrative Agent (or its designee) shall use good faith efforts to reconcile such discrepancies prior to the related Settlement Date, but in the absence of a reconciliation, distributions on the related Settlement Date shall be made consistent with the information calculated by the Administrative Agent (or its designee), and Servicer, Owner and the Administrative Agent (or its designee) shall reconcile such discrepancies prior to the next Settlement Date. Notwithstanding the foregoing, the determinations made by the Administrative Agent hereunder shall be dispositive absent manifest error.

ARTICLE IV

ADDITIONAL OBLIGATIONS OF SERVICER

Section 4.01 Insurance.

Servicer shall maintain in force (a) an “errors and omissions” insurance policy in an amount not less than $1,000,000, (b) an employee fidelity insurance policy in an amount not less than $1,000,000, naming the Administrative Agent, for the benefit of the Secured Parties, as beneficiary and additional loss payee and (c) property and casualty insurance in an amount reasonably acceptable to the Administrative Agent (acting with the consent of the Required Lenders), in each case, (i) in a form reasonably acceptable to the Administrative Agent (acting with the consent of the Required Lenders) and (ii) with an insurance company reasonably acceptable to the Administrative Agent (acting with the consent of the Required Lenders). Unless otherwise directed by the Administrative Agent (acting with the consent of the Required Lenders), Servicer shall prepare and present, on behalf of itself, the Administrative Agent and the Secured Parties, claims under any such policy in a timely fashion in accordance with the terms of such policy, and upon the filing of any claim on any policy described in this Section 4.01, Servicer shall promptly notify the Administrative Agent of such claim and deposit, or cause to be deposited, the Insurance Proceeds of any such claim into the Collection Account. Prior to the Closing Date and annually thereafter, Servicer shall deliver copies of such policies to the Administrative Agent together with a certification from the applicable insurance company that such policy is in force on such date. Servicer shall deliver proof of maintenance of such policies and payment of premiums no less frequently than annually, in form and substance reasonably acceptable to the Administrative Agent (acting with the consent of the Required Lenders).

Owner and the Administrative Agent shall be designated as an additional named insured in the event of loss under those insurance policies, as appropriate, and Servicer will provide Owner and the Administrative Agent with certificates of insurance and endorsements naming and confirming such Owner and of the Administrative Agent as an additional named insured. In addition, Servicer shall extend coverage under Servicer’s liability and errors and omissions policies to include coverage for the liabilities, errors and omissions of its sub-servicers.

Section 4.02 Disaster Recovery Plan.

Servicer has in place and will maintain a disaster recovery plan designed to enable Servicer, after a disaster, to resume Services within a reasonable timeframe consistent with standard industry practices (for businesses in the same or similar business and location(s)), which shall be updated from time to time. The Parties anticipate that the disaster recovery plan will be amended and supplemented, from time to time, by mutual written agreement of Servicer, Administrative Agent and Owner, such agreement to not be unreasonably withheld, delayed or conditioned. Upon written request, Owner and the Administrative Agent has the right to review and will be provided an opportunity to review the complete disaster recovery plan and all updates and the most recent test results. Throughout the Term, Servicer will (a) maintain the disaster recovery plan and the capacity to execute such plan, (b) test the disaster recovery plan annually, and (c) not change the disaster recovery plan in any manner that will materially lessen its backup procedures, data restoration ability, or recovery preparedness or capabilities without Owner’s and Administrative Agent’s prior consent not unreasonably withheld, conditioned or delayed. As used in this Agreement, the term “disaster recovery plan” means the plan established and maintained by Servicer for the recovery of its business operations in the event of a disaster that disrupts Servicer’s normal operations.

Section 4.03 Business Continuity Plan.

Servicer has in place and will maintain a business continuity plan consistent with standard industry practices (for businesses in the same or similar business and location(s)), which may be part of its disaster recovery plan, designed to enable Receivables to be serviced upon any business interruption or failure. The Parties anticipate that the business continuity plan will be amended and supplemented by the Servicer, from time to time, with the agreement of the Administrative Agent and Owner with respect to material and adverse changes, such agreement to not be unreasonably withheld, delayed or conditioned, provided that after taking into account any changes to the business continuity plan it complies with the first sentence of this Section 4.03. Upon written request, Owner has the right to review and will be provided an opportunity to review the complete business continuity plan and all updates.

Section 4.04 Information Security.

Servicer will notify Owner promptly if Servicer discovers that there has been a breach of security resulting in unauthorized intrusions into Servicer’s systems or data that may materially and adversely affect Owner. Servicer has in place and will, at all times during the Term, provide commercially reasonable, industry standard security measures to ensure that any and all personally identifiable information relating to the Receivables, including credit card and debit card information, is maintained in a manner that prevents the unauthorized disclosure of, unauthorized use of, unauthorized access to, misappropriation of, loss of or alteration of any Receivable data while it is, directly or indirectly, in the possession or control of Servicer. The Parties anticipate that these security measures will be amended and supplemented, from time to time, by mutual written agreement of Servicer and Administrative Agent based upon the Parties actual experience with the Receivables and Applicable Law, such agreement to not be unreasonably withheld, delayed or conditioned. Upon written request, Owner has the right to review and will be provided an opportunity to review information security policies and procedures and the most recent test results. Servicer will at all times comply with Applicable Law, including, without limitation, the Interagency Guidelines Establishing Information Security and relevant provisions of the Gramm-Leach-Bliley Act. Upon Owner’s or Administrative Agent’s request, Servicer will provide written evidence, in a form acceptable to Owner, of its compliance with this Section 4.04 and its validation in connection with the guidelines and compliance with other Applicable Law.

Section 4.05 Periodic Communications.

From time to time, as the Administrative Agent or Owner shall reasonably request, Servicer shall engage in discussions during normal business hours with the Administrative Agent or Owner, as applicable, or their respective designees with respect to (a) any steps that Servicer shall have taken or shall contemplate taking to increase collections and/or decrease delinquencies or losses on the Receivables and (b) Owner’s rights under the Loan Documents and the enforcement thereof against the other Persons party thereto.

Section 4.06 Additional Covenants of Servicer.

a.	Servicer shall not make any change in its lines of business that would reasonably be expected to materially impair the collectability of the Collateral under the Credit Agreement.

b.

Except as otherwise provided in the this Agreement, the Credit Agreement or the Receivables Purchase Agreement, Servicer shall not sell, or cause any Affiliate to, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Receivable, any Collections related thereto or any other Collateral, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof. Except as otherwise provided in this Agreement or the Credit Agreement, Servicer shall not create, or suffer to exist, any Lien upon or with respect to Owner or Owner’s assets.

c.

Servicer shall comply with the Servicing Policy, the Credit Policy and the Dealer Qualification Policy. Servicer shall not make, or permit, any change or modification to the Credit Policy or the Dealer Qualification Policy, except to the extent Owner may make or authorize such amendment or supplement in accordance with Section 6.14 of the Credit Agreement, and shall not make, or permit, any change or modification to the form of Dealer Agreements or Direct Contract, except to the extent Owner may make or authorize such amendment or supplement in accordance with Section 6.15 of the Credit Agreement.

d.

Servicer shall not release the Financed Vehicle securing any Receivable from the security interest granted by such Receivable in whole or in part except in the event of payment in full by the Obligor thereunder or repossession or other liquidation of the Financed Vehicle, nor shall Servicer impair the rights of the Collateral Agent in such Receivables, nor shall Servicer amend or otherwise modify a Receivable, except as permitted in accordance with Section 3.01(d).

e.

Servicer shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Servicer shall not (a) file or consent to the filing of any consolidated income tax return with any Person (other than Holding and its Subsidiaries) or (b) elect for Owner, or permit Owner, to elect to be classified as an association taxable as a corporation for federal or state tax purposes. No equity interest in Owner shall be owned by a person other than a U.S. Person. Servicer will not permit Owner at any relevant time to become an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. In the event Owner is subject to an adjustment described in Section 6221(a) of the Internal Revenue Code with respect to any taxable year beginning after December 31, 2018 (taking into account any extensions to the effective date of Sections 6221 through 6241 of the Internal Revenue Code, as amended by the Bipartisan Budget Act of 2015), Servicer will, and will cause Owner to, make an election under Section 6226 (or any similar election available pursuant to United States Treasury Regulations under Sections 6221 through 6241 of the Internal Revenue Code) with respect to determinations of adjustments at the partnership level.

f.

Servicer shall not direct Owner to take any action that would violate the special purpose entity requirements set forth in its organizational documents or the separateness covenants set forth in Section 5.6 of the Credit Agreement.

g.

Servicer will preserve and maintain its organizational existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain in good standing as a corporation in each jurisdiction, except where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could not reasonably be expected to have a Material Adverse Effect with respect to Servicer.

h.

At any time or from time to time upon the request of any Agent or the Required Lenders, Servicer will, at its expense, promptly execute, acknowledge and deliver such further documents and take such other actions as such Agent or the Required Lenders may reasonably request of Servicer in order to effect fully the purposes of the Loan Documents, including providing any Lender with any information reasonably requested pursuant to Section 9.19 of the Credit Agreement.

i.

Servicer shall prepare the execution by the Borrower and coordinate the filing, on behalf of the Borrower, of all state and local sales and use tax returns related to the ownership by the Borrower of any Receivable and/or the related Financed Vehicle.

j.

Servicer shall obtain and/or maintain all necessary licenses, approvals, authorizations, orders or other actions of any person, corporation or other organization, or of any court, governmental agency or body or official, required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents, except where failure to obtain or maintain such licenses, approvals, authorizations, orders or other actions would not reasonably be expected to have a Material Adverse Effect on the Servicer.

k.

At any time during the existence of a Servicer Default, Servicer authorizes Administrative Agent to communicate directly with Servicer’s independent certified public accountants and authorizes and shall instruct such accountants to communicate directly with Administrative Agent and authorizes such accountants to (and, upon Administrative Agent’s request therefor (at the request of any Agent), shall request that such accountants) communicate to Administrative Agent information relating to Servicer with respect to the business, results of operations and financial condition of Servicer and Owner (including the delivery of audit drafts and letters to management), provided that advance notice of such communication is given to Servicer, and Servicer is given a reasonable opportunity to cause an officer to be present during any such communication. If the independent certified public accountants report delivered in connection with Section 3.06(a) is qualified, then Servicer authorizes the Administrative Agent to communicate directly with Servicer and Owner’s independent certified public accountants with respect to such qualification, provided that advance notice of such communication is given to Servicer, and Servicer is given a reasonable opportunity to cause an officer to be present during any such communication. The failure of Servicer or Owner to be present during any communication permitted under this Section 4.06(k) after Servicer has been given a reasonable opportunity to cause an officer to be present shall in no way impair the rights of the Administrative Agent under this Section 4.06(k).

l.

Servicer shall not (a) enter into any transaction of merger or consolidation, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or (b) convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, assets or property, except, in each case, (i) any sale of Receivables to Subsidiaries of Servicer if such sale is permitted under the Exclusivity Agreement or (ii) with the prior written consent of the Administrative Agent (acting with the consent of the Required Lenders).

m.	Servicer shall not change its Fiscal Year.

n.	Servicer shall use commercially reasonable efforts to enforce all covenants and obligations of the Servicer Account Banks under the Servicer Account Control Agreements.

Section 4.07 Sub-Contractors.

Servicer may delegate discrete servicing functions hereunder to a subcontractor in the manner in which it appoints sub-contractors for its owned portfolio; provided, however, that the subcontractor has entered into a valid third-party sub-servicing agreement pursuant to the Servicing Policy and requiring such sub-contractor to comply in all material respects with its Servicing Policy and Applicable Requirements; provided, further, that, Servicer shall not be released of any of its obligations or responsibilities under this Agreement and shall be liable for any action or omission of such sub-contractor as if such action or omission were an action or omission of Servicer. Servicer shall use commercially reasonable efforts to enforce its material rights under such sub-servicing agreement.

ARTICLE V

SERVICER’S FEES

Section 5.01 Servicing Compensation.

In compensation for its services hereunder, Servicer shall be entitled to the Servicing Fee. The Monthly Servicing Report provided under the Credit Agreement shall reflect the calculation of the Servicing Fee. The Servicing Fee shall be paid in accordance with Section 2.10 of the Credit Agreement. Servicer’s right to the Servicing Fee shall not be transferred in whole or in part except in connection with the transfer of all of Servicer’s obligations under this Agreement.

Section 5.02 Owner’s Right to Examine Servicer Records.

Owner shall have the right to examine and audit upon reasonable prior written notice, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of Servicer, or held by another for Servicer or on its behalf or otherwise, which may be relevant to the performance or observance by Servicer of the terms, covenants or conditions of this Agreement, and the calculation of the fees payable to Servicer.

Servicer shall provide to Owner access to any documentation regarding the Receivables owned by Owner which may be required by all Applicable Law, or reasonably necessary to complete an audit. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of Servicer.

Neither Administrative Agent nor Servicer shall, nor will they permit any of their respective affiliates, employees, agents or representatives to, divulge or disclose, directly or indirectly, any information concerning the Receivables or borrowers in violation of any law.

Servicer shall cooperate and communicate with the Administrative Agent, the Backup Servicer and Owner and shall take such action as is necessary and appropriate to effectuate the purposes and carry out the terms of this Agreement, the Backup Servicing Agreement and the Credit Agreement, including Section 5.10 thereof.

ARTICLE VI

SERVICER

Section 6.01 Indemnification.

Servicer hereto agrees to indemnify each Agent, the Owner, the Collection Account Bank and the Backup Servicer (including each of their direct and indirect parents, subsidiaries, affiliates, employees, members, officers, directors and agents) and hold each of them harmless against and reimburse each Agent, the Owner, the Collection Account Bank and the Backup Servicer with respect to any and all claims, losses, penalties, fines, forfeitures, legal fees, suits, liabilities and related costs (including reasonable attorney’s fees and expenses and court costs), including any such fees and costs in any legal proceeding (including in court, arbitration and on any appeals), judgments, and any other costs, fees and expenses that such indemnified party may sustain, including those incurred in connection with the enforcement of this indemnification (collectively, “Claims”) in any way related to (i) the fraud, bad faith, willful misconduct or gross negligence of Servicer or its agents, (ii) the failure of Servicer to perform the Services or service the Receivables in compliance with the terms of this Agreement, (iii) the failure by Servicer or any subcontractor retained by Servicer or its agents retained as provided in Section 9.03 to comply in any respect with any Applicable Law, rule or regulation, or in accordance with Section 3.01, with respect to any Receivable, (iv) the use, ownership, repossession or operation by Servicer or any Affiliate or agent or sub-contractor thereof of any Financed Vehicle, (v) any taxes that may be asserted against any of such parties with respect to the transactions contemplated by this Agreement and the other Loan Documents, including, any franchise tax, sales, gross receipts, general corporation, tangible personal property or license tax (except with respect to the Administrative Agent and its respective parent, subsidiaries, affiliates, employees, members, officers, directors and agents, as provided in the Credit Agreement) and (vi) any representation or warranty made by Servicer in this Agreement shall have been false or incorrect when made or deemed made; provided, however, that Servicer shall have no obligation to indemnify any Agent or Owner for Claims to the extent such Claims are determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent or Owner. Servicer acknowledges that Owner may collaterally assign its rights hereunder related to indemnification to any Lender and hereby consents to any such assignment. This indemnification shall survive the termination or assignment of this Agreement and the resignation or removal of any party.

Section 6.02 Procedure as to Third Party Claims.

a.

Servicer shall (i) promptly notify Owner and Administrative Agent if a material claim is made against Servicer or Owner by a third party with respect to this Agreement or the Receivables held by Owner, (ii) if the claim is less than $50,000 individually or $250,000 in the aggregate with respect to all outstanding Claims, assume the defense of any such claim and pay all expenses in connection therewith, including attorneys’ fees, and (iii) promptly pay, discharge and satisfy any judgment or decree which may be entered against it or Owner in respect of such Claim. Servicer shall follow any written instructions received from Owner in connection with such claim. Owner shall promptly reimburse Servicer for all amounts paid or advanced by it pursuant to clause (iii), except as to amounts as to which Servicer is required to indemnify Owner pursuant to Section 6.01.

b.

With respect to any Claims made against Servicer or Owner by a third party with respect to this Agreement or the Receivables that equal or exceed $50,000 individually or $250,000 in the aggregate with respect to all outstanding Claims, Servicer will be entitled to participate therein, and to the extent that it may elect by written notice delivered to Owner and the Administrative Agent assume the defense thereof, with counsel reasonably satisfactory to Owner and the Administrative Agent; provided that if the defendants in any such action include both Servicer and Owner and Owner shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Servicer, Owner shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of Owner. Servicer shall follow any written instructions received from Owner in connection with such claim. Owner shall promptly reimburse Servicer for all amounts paid or advanced by it in connection with the defense of any claim, except as to amounts as to which Servicer is required to indemnify Owner pursuant to Section 6.01.

Section 6.03 Limitation on Liability of Servicer and Others.

Servicer shall not be relieved from liabilities hereunder for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct. Servicer and any officer, employee or agent of Servicer may rely in good faith on any document of any kind properly executed and submitted by any Approved Person respecting any matters arising hereunder. Except as provided in Section 6.02, Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Receivables in accordance with this Agreement and which in its commercially reasonable opinion may involve it in any expenses or liability, provided, however, that Servicer may, undertake any such action which it may deem reasonably necessary in respect to this Agreement and the rights and duties of the Parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which Owner will be liable. Servicer shall be entitled to be reimbursed therefor from Owner upon written demand.

Section 6.04 Servicer Not to Resign.

Subject to Section 9.03, Owner and the Administrative Agent are entering into this Agreement in reliance upon Servicer’s servicing facilities, personnel, records and procedures and the continuance thereof. Servicer shall not resign from the obligations and duties hereby imposed on it except (i) by mutual consent of Servicer, Administrative Agent (acting at the direction of, or with the consent of, the Required Lenders) and Owner, or (ii) upon the determination that its duties hereunder are no longer permissible under Applicable Law and such incapacity cannot be cured by Servicer (any such determination permitting the resignation of Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to Administrative Agent, Owner and Backup Servicer).

ARTICLE VII

DEFAULT

Section 7.01 Servicer Defaults.

a.	If one or more of the following occurrences by Servicer (each a “Servicer Default”) shall occur and be continuing:

i.

Any failure by Servicer to (i) make any payment, transfer or deposit required to be made by Servicer into the Cash Management System, (ii) give instructions or notice to any person required to make any such payment, transfer or deposit (if applicable), or (iii) deliver to the Administrative Agent any proceeds or payments required to be so delivered, in each case, on or before the date such payment, transfer or deposit is due (or after such other date on which delivery is required to be made or delivered, as the case may be), under the terms of this Agreement and such failure is not cured within one (1) Business Day, provided, that, in the case of a failure to make a payment resulting solely from an administrative error, such failure continues for a period of one (1) or more Business Days after the earlier of the date on which the Servicer receives written notice or has actual knowledge of such administrative error; or

ii.

Any failure of Servicer to perform or comply with any covenant or other agreement contained in Sections 3.01(b)(with respect to changes to the Servicing Policy), 3.01(e)(solely with respect to the failure by the Servicer to comply with Applicable Laws), 3.03 (solely with respect to the failure by the Servicer to comply with its obligations under such Section 3.03), 3.06, 4.06(c)(with respect to changes to the Credit Policy and the Dealer Qualification Policy), 4.06(e), 4.06(g), 4.06(l), 4.06(m), 4.06(n), unless otherwise previously consented to by the Administrative Agent and the Required Lenders in writing. Any failure on the part of Servicer to duly observe or perform in any material respect any other covenants or agreements of Servicer in this Agreement or any other Loan Document to which Servicer is a party that shall not have been remedied or waived within ten (10) Business Days after the earlier of the date on which Servicer receives written notice or any of its Authorized Officers has actual knowledge of such failure; or

iii.

Any failure by Servicer to deliver to the Administrative Agent, the Backup Servicer, the Collection Account Bank or Owner the Monthly Servicing Report (or any other report or statement required to be delivered hereunder) and such failure shall remain unremedied for two (2) Business Days; or

iv.

Any representation, warranty, certification or agreement made by Servicer in this Agreement or any other Loan Document to which Servicer is a party or in any certificate delivered by Servicer pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made and shall not have been remedied (if susceptible to remedy) or waived within ten (10) Business Days after the earlier of the date on which Servicer receives written notice or any of its Authorized Officers has actual knowledge of such falsity; or

v.

(i) Servicer shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Servicer shall make any assignment for the benefit of creditors, or (ii) Servicer shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Servicer or Holding (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.01(a)(vi); or

vi.

(i) A court of competent jurisdiction shall enter a decree or order for relief (other than a decree or order described in clause (ii)) in respect of Servicer in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against Servicer under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Servicer shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Servicer, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

vii.	An “Event of Default” under the Credit Agreement shall have occurred and be continuing; or

viii.

(i) The failure by Servicer to make payments when due on any indebtedness in excess of $1,000,000 (or the equivalent thereof in any other currency), or (ii) the occurrence of a default by Servicer under any indebtedness in excess of $1,000,000 (or the equivalent thereof in any other currency), in each case, which failure or default extends beyond the applicable notice and grace periods, if any, provided therefor and has not been waived; or

ix.

Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Servicer or any of their respective assets and (i) shall remain undischarged, unvacated, unbonded, unstayed or unpaid for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder in connection with any enforcement proceedings commenced by a creditor upon such judgment, writ, warrant of attachment or similar process) or (ii) a decree or order is entered for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, assignee for the benefit of creditors (or other officer having similar powers) over such assets; or

x.

Any failure by Servicer to maintain all licenses and approvals necessary to originate, service and collect the Receivables, which failure, if capable of remedy, continues unremedied for a period of ten (10) Business Days after earlier of the date on which Servicer receives written notice or any of its Authorized Officers has actual knowledge; or

xi.

Except as expressly permitted under this Agreement, Servicer shall assign all or any of its rights, or delegate all or any of its duties under this Agreement, without the prior written consent of the Administrative Agent (acting at the direction of, or with the consent of, the Required Lenders); or

xii.

The auditor’s opinion accompanying the audited financial statements of Servicer is adverse or is qualified in any material manner; provided, that the auditor’s opinion accompanying the March 31, 2019 financial statement of Servicer may be qualified with respect to (i) material financial control weaknesses as defined by Section 404 of Sarbanes-Oxley and (ii) and the maturity of the Existing Loan Agreement;

xiii.

(i) The Adjusted Tangible Net Worth of Servicer and its consolidated Subsidiaries as of the last day of each Fiscal Quarter is less than an amount equal to the sum of: (x) $75,000,000, plus (y) 50% of all capital raised by Servicer (excluding any Indebtedness of Servicer not included in the calculation of Adjusted Tangible Net Worth) during the period beginning on the Closing Date through the date of determination, plus (z) 50% of the positive Consolidated Net Income of Servicer and its consolidated Subsidiaries for the period beginning on the Closing Date through the date of determination; (ii) as of the last day of each calendar month, Servicer and its consolidated Subsidiaries as of the last day of each calendar fails to maintain Cash and Cash Equivalents of at least $3,500,000 or (iii) the Debt-to-Tangible Net Worth Ratio of Servicer and its consolidated Subsidiaries as of the last day of each Fiscal Quarter shall be more than 3.0:1;

xiv.

Either of Holding and Nicholas Data Services, Inc. conducts, transacts or otherwise engages in any material business or operations other than (i) with respect to Holding, its ownership of the equity interests of Nicholas Data Services, Inc.; (ii) with respect to Nicholas Data Services, Inc., its ownership of the equity interests of Servicer; (iii) the payment of dividends and distributions and the making of contributions to the capital of its Subsidiaries; (iv) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); or (v) any activities incidental to the foregoing; or

xv.

The occurrence of any legal or regulatory change, the effect of which is to materially and adversely impair the ability of Servicer to service, collect or enforce a material portion of the Receivables or similar receivables.

THEN, Administrative Agent, by written notice to Servicer, in addition to whatever rights Administrative Agent and Owner may have at law or in equity to damages, including injunctive relief and specific performance, may, with the consent of the Required Remedies Lenders, and shall, at the direction of the Required Remedies Lenders, terminate all the rights and obligations of Servicer under this Agreement (the “Termination Notice”). Such Termination Notice shall state the date when the Backup Servicer, or any other successor Servicer appointed by Administrative Agent with the consent of the Required Lenders (such consent not to be unreasonably withheld), shall assume the duties and obligations of Servicer pursuant to the terms of this Agreement or according to the Backup Servicing Agreement, as applicable (the “Service Transfer”).

Section 7.02 Waiver of Defaults.

Administrative Agent (acting at the direction of, or with the consent of, the Required Lenders) and Owner, by joint action, may waive any default by Servicer in the performance of its obligations hereunder and its consequences; provided, that such waiver shall be in writing and no such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE VIII

TERMINATION

Section 8.01 Term; Termination.

The Term of this Agreement (the “Term”) commences on the Closing Date and ends upon the earlier of (a) the payment in full of the Obligations under the Credit Agreement, (b) the Service Transfer and (c) a For Cause Termination Event; provided, that Servicer shall comply with all provisions of this Agreement with respect to transferring the servicing and administration of the Receivables as set forth herein.

Section 8.02 Transition Servicing.

Upon a Service Transfer, Servicer will provide requested Services for a transition period (“Transition Servicing”) until the date upon which the Backup Servicer, or any other successor Servicer appointed by the Administrative Agent, shall assume the duties and obligations of Servicer pursuant to the terms of this Agreement or according to the Backup Servicing Agreement, as applicable. Servicer will perform the Services for such period of time under the terms of this Agreement. At the close of the Transition Servicing period, Servicer shall have no further obligations to service the Receivables pursuant to this Agreement.

Section 8.03 Effect of Termination.

The expiration or termination of this Agreement shall not release either Party from any obligation or liability to the other Party, including any payment and delivery obligation that:

a.	Has already accrued hereunder;

b.	Comes into effect due to the expiration or termination of this Agreement; or

c.	Otherwise survives the expiration or termination of this Agreement.

Section 8.04 Survival.

The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, and shall not affect the validity of any sale of a Receivables already consummated.

a.

The following sections of this Agreement shall survive the expiration or earlier termination of this Agreement: Sections 6.01, 6.02, 6.04, 9.01, 9.04, 9.05, 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15 and Article X.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01 Transfer of Servicing; Cooperation with Backup Servicer.

a.

Other than as provided in Section 9.03, Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior approval of Administrative Agent (acting at the direction of, or with the consent of, the Required Lenders) and Owner.

b.

Upon a Service Transfer, except as otherwise set forth herein and in the Backup Servicing Agreement, all authority and power of Servicer under this Agreement, whether with respect to any Collateral or otherwise, shall pass to and be vested in Backup Servicer pursuant to and under this Section 9.01 (unless the Administrative Agent (acting at the direction of, or with the consent of, the Required Lenders) shall have appointed a different successor Servicer or Backup Servicer is unable to act as Servicer and a successor is appointed by the Administrative Agent (acting at the direction of, or with the consent of, the Required Lenders)). Servicer hereby authorizes and employs the Successor Servicer to execute and deliver, on behalf of Servicer, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of Servicer to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the Service Transfer. Servicer agrees to cooperate with Administrative Agent, Owner and Backup Servicer in effecting the termination of Servicer’s responsibilities and rights hereunder, including providing Backup Servicer with all records, in electronic or other form, reasonably requested by it to enable Backup Servicer to assume the servicing functions hereunder and to carry out the Cash Management System and the transfer to Backup Servicer for administration by it of all cash amounts which at the time should be or should have been deposited by Servicer in the Collection Account or thereafter be received by Servicer with respect to the Receivables. Neither Administrative Agent nor Backup Servicer shall be deemed to have breached any obligation hereunder as a result of a failure to make or delay in making any distribution as and when required hereunder caused by the failure of Servicer to remit any amounts received by it or to deliver any documents held by it with respect to any Collateral. During the period from the date on which the Administrative Agent delivers a notice of termination to Servicer (the “Servicer Termination Notice Date”) to the completion of the servicing transfer under the Backup Servicing Agreement, Servicer will: (i) continue to collect payments in respect of the Receivables for the benefit of Owner, the Agents and the Lenders, (ii) forward any phone calls or correspondence with respect to the Receivables to the Successor Servicer, (iii) cooperate with Owner, the Administrative Agent and the Successor Servicer in connection with the transfer of servicing of the Receivables, and (iv) comply with any and all servicing transfer procedures that may be reasonably requested by the Administrative Agent in writing. From and after the completion of the servicing transfer under the Backup Servicing Agreement, Servicer will forward all Collections and any other amounts with respect to the Receivables received in connection with any Receivables in the form received in respect of the Receivables to the Successor Servicer within one (1) Business Day of receipt and identification thereof. In addition, from and after the completion of the servicing transfer under the Backup Servicing Agreement, Servicer shall forward to Owner and the Administrative Agent any notices that it receives with respect to the Receivables within one (1) Business Day of its receipt. Except as otherwise provided in this Agreement, Servicer will not take any other actions with respect to the Receivables from and after Servicer Termination Notice Date without the prior written consent of the Administrative Agent.

c.

Upon a Service Transfer, Backup Servicer shall transition the servicing in accordance with the Backup Servicing Agreement to be the successor in all respects to Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for herein (except as otherwise set forth herein or in the Backup Servicing Agreement) and shall have all the rights and powers and, except as otherwise expressly provided in this Agreement (including the remainder of this paragraph) and in the Backup Servicing Agreement, be subject thereafter to all the responsibilities, duties and liabilities relating thereto placed on Servicer by the terms and provisions hereof and the Backup Servicing Agreement; provided however, any failure to perform such duties or responsibilities caused by Servicer’s failure to provide records, documents or information required by this Section 9.01 shall not be considered a default by Backup Servicer under the Backup Servicing Agreement. The indemnification obligations of Backup Servicer, upon becoming a successor Servicer, are expressly limited to those expressly set forth in the Backup Servicing Agreement. In addition, Backup Servicer shall have no liability relating to the representations and warranties of Servicer contained in this Agreement. Notwithstanding the above, if Backup Servicer shall be unwilling to so act, Administrative Agent may (with the consent of the Required Lenders), appoint itself, or (acting at the direction of, or with the consent of, the Required Lenders) appoint any other person, as the successor to Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of Servicer hereunder pursuant to a servicing agreement in form and substance acceptable to Administrative Agent. Pending appointment of a successor to Servicer hereunder, and after the Administrative Agent notifies Servicer to discontinue performing servicing functions under this Agreement, Backup Servicer (or Administrative Agent if there is not Backup Servicer) shall act in such capacity as hereinabove provided; provided that Backup Servicer shall act in the capacity provided in the Backup Servicing Agreement. In connection with such appointment and assumption, the Administrative Agent may make such arrangements for the compensation of such successor out of payments with respect to the Receivables as they and such successor shall agree; provided that, except as provided herein, no such compensation shall be in excess of that permitted to be paid to Servicer hereunder, unless agreed to by the Administrative Agent. Owner, Administrative Agent and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

Section 9.02 Amendment.

This Agreement may be amended from time to time by Servicer, Administrative Agent and Owner. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Servicer, Administrative Agent and Owner; provided, however, that no amendment shall be effective against the Backup Servicer to the extent that it is adversely affected thereby (either in its capacity as Backup Servicer or a Successor Servicer).

Section 9.03 Assignment of Servicing Rights.

Servicer may delegate any of its rights and obligations under this Agreement with the prior written consent of Administrative Agent; provided however, that notwithstanding any subservicing or subcontracting arrangement, Servicer shall remain liable to Administrative Agent and Owner (with Administrative Agent’s consent) for all obligations and responsibilities set forth in this Agreement. Administrative Agent and Owner may assign its rights under this Agreement to any of its Affiliates. Owner may not assign or delegate its rights, duties and/or obligations hereunder or interest herein other than to the Collateral Agent.

Section 9.04 Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Section 9.05 Notices.

Any notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been duly given if personally delivered, sent by overnight courier, or mailed by registered mail, postage prepaid, and return receipt requested, or transmitted by telex or telegraph and confirmed by a similar mailed writing, or otherwise received, if to:

Servicer:          Nicholas Financial, Inc.

2454 McMullen Booth Road, Suite 501B

Clearwater, FL 33759

Attention: Doug Marohn

Email: doug.marohn@nicfn.com

Owner:            c/o Nicholas Financial, Inc.

2454 McMullen Booth Road, Suite 501B

Clearwater, FL 33759

Attention: Doug Marohn

Email: doug.marohn@nicfn.com

Administrative Agent:

Ares Agent Services, L.P.

c/o Ares Management LLC

245 Park Avenue, 42nd Floor

New York, New York 10167

Attention: Jeffrey Kramer, Vincent Salerno, Felix Zhang

and Craig Behrens

With a copy (which shall not constitute notice) to:

Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Dan Hall and Matthew Jill

Backup Servicer And Collection Account Bank:

Wells Fargo Bank, National Association

MAC N9300-061

600 S. 4th Street

Minneapolis, MN 55479

Attention: Corporate Trust Services – Asset-Backed Administration

Facsimile: (612) 667-3464

Telephone: (612) 667-8058

Section 9.06 Severability Provisions.

If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provision or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 9.07 Exhibits.

The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 9.08 General Interpretive Principles.

a.	For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

i.

the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

ii.	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

iii.

references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

iv.

a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

v.	the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

vi.	the terms “month,” “quarter,” and “year” shall mean, respectively, calendar month, calendar quarter, and calendar year;

vii.	all references to “dollars” or “$” are to United States dollars; and

viii.	the terms “include” or “including” shall mean without limitation by reason of enumeration.

b.

The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

c.	Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

Section 9.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any Party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 9.10 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties hereto.

Section 9.11 Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 Expenses.

Except as otherwise set forth in the Credit Agreement, each Party shall bear its own costs and expenses with respect to this Agreement.

Section 9.13 Relationship of Parties; Third Party Beneficiaries.

The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Servicer and Owner. Except as otherwise set forth in the immediately succeeding paragraph, nothing contained herein shall be construed as creating a third-party beneficiary relationship between the Parties hereto and any other person.

Notwithstanding anything else contained in this Agreement, the Parties agree and acknowledge that the Lenders party to the Credit Agreement (and Ares Agent Services, L.P., as Administrative Agent for such Lenders), the Backup Servicer and the Collection Account Bank shall be an intended, express third-party beneficiary of any and all rights (including, without limitation, rights to indemnification) and privileges of Owner under this Agreement.

Section 9.14 Waiver of Jury Trial.

a.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL

COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.14 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.15 Consent To Jurisdiction.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST SERVICER ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, SERVICER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE TO ANY PROCESS AGENT APPOINTED IN ACCORDANCE WITH SUBPARAGRAPH (b) BELOW IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PERSON, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, AND (iv) AGREES THAT AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY, IN THE COURTS OF ANY OTHER JURISDICTION.

(b) SERVICER HEREBY APPOINTS CT CORPORATION, AS ITS AGENT TO RECEIVE SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST SUCH PERSON IF GIVEN TO ITS AGENT TO RECEIVE SERVICE OF PROCESS PROVIDED ABOVE. IN THE EVENT CT CORPORATION SHALL NOT BE ABLE TO RECEIVE SERVICE OF PROCESS AND IF SERVCER SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SERVICER SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.15 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT (ACTING WITH THE CONSENT OF THE REQUIRED LENDERS), AS SERVICER’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON SERVICER’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

ARTICLE X

CONFIDENTIALITY

Section 10.01 Confidentiality.

This Agreement shall be received in confidence and kept confidential by the receiving parties and used by them only in connection with this Agreement, except to the extent that (a) such information is lawfully known to such receiving party when received, (b) thereafter becomes lawfully obtainable from other sources, (c) is required to be disclosed to its Affiliates, auditors, counsel, consultants, financial advisors, lenders, investors or a rating agency, (d) is delivered to other Lenders; provided that such Persons agree to, or are otherwise bound by, confidentiality obligations no less protective of such confidential information than the protections contained in this Section 10.01, (e) is disclosed to a regulatory authority to the extent that disclosure is, in the party’s good faith judgment required or appropriate or (f) is required by law, regulation or court order to be disclosed by such receiving party; provided that prior notice of such disclosure has been given to the party whose information is being disclosed (the “Protected Party”), when legally permissible, and the disclosing party uses its reasonable best efforts to provide sufficient notice to permit the Protected Party to take legal action to prevent disclosure; provided further that any disclosure made pursuant to the foregoing, with respect to the personal information of Obligors must be made in compliance with all Applicable Laws.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first set forth above.

ARES AGENT SERVICES, L.P., Agent

By: Ares Agent Services GP LLC, its General Partner

Name:
Title:

NF FUNDING I, LLC as Owner

By:

Name:
Title:

NICHOLAS FINANCIAL, INC., as Servicer

By:

Name:
Title:

[Signature Page to Servicing Agreement]

Schedule 2.01(xx)

Account Information

Name and Address of Bank	Name of Entity on the Account	Account Number	Name of Account

Wells Fargo Bank, N.A. 420 Montgomery Street San Francisco, CA 94104	Nicholas Financial, Inc.	2000034542875	Servicer Account

Bank of America, N.A. 222 Broadway New York, New York 10038	Nicholas Financial, Inc.	003603386388	Existing Parent Payment Account

The Huntington National Bank 41 South High Street Columbus, Oh 43287	Nicholas Financial, Inc.	01662665455	Servicer Account

Fifth Third Bank 38 Fountain Square Plaza Cincinnati, OH 45263	Nicholas Financial, Inc.	07281862008	Servicer Account

Wells Fargo Bank, N.A. 600 S 4th Street Minneapolis, MN 55479, United States	NF Funding I, LLC	0001038377	Collection Account

Exhibit 1

Form of Monthly Servicing Report

[Post-Closing]

Exhibit 2

Form of Borrowing Base Report and Certificate

[See attached]

Exhibit 3

Form of Compliance Certificate

[Post-Closing]

Appendix A

Corporate names, trade names and assumed names

None